EXHIBIT 99.04

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Unaudited Financial Statements

As of March 31, 2008 and December 31, 2007

and for the Three Months Ended March 31, 2008 and 2007

Ambac Assurance Corporation and Subsidiaries

Consolidated Balance Sheets

March 31, 2008 and December 31, 2007

(Dollars in Thousands Except Share Data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $10,681,709 in 2008 and $10,160,177 in 2007)	$10,863,838	$10,383,947
Fixed income securities, pledged as collateral, at fair value (amortized cost of $112,387 in 2008 and $86,367 in 2007)	112,603	88,563
Short-term investments, at cost (approximates fair value)	1,070,364	319,023
Short-term investments, pledged as collateral, at fair value (amortized cost of $0 in 2008 and $20,717 in 2007)	—	20,745
Other (cost of $12,903 in 2008 and $12,910 in 2007)	12,787	13,199

Total investments	12,059,592	10,825,477
Cash	92,805	120,588
Receivable for securities sold	17,008	1,821
Investment income due and accrued	122,473	146,210
Reinsurance recoverable on paid and unpaid losses	32,810	11,862
Prepaid reinsurance	475,705	489,028
Deferred taxes	2,845,853	1,972,568
Deferred acquisition costs	239,799	255,639
Derivative assets	1,264,259	989,904
Loans	269,277	276,971
Other assets	130,320	88,402

Total assets	$17,549,901	$15,178,470

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$3,063,109	$3,129,970
Loss and loss expense reserve	1,512,319	484,276
Ceded reinsurance balances payable	16,202	32,433
Obligations under payment agreements	36,950	248,010
Long-term debt	272,520	280,651
Current income taxes	36,507	111,872
Payable for securities purchased	91,825	645
Derivative liabilities	9,005,538	6,937,967
Other liabilities	196,665	243,408

Total liabilities	14,231,635	11,469,232

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares - 285,000; issued and outstanding shares - none	—	—
Common stock, par value $2.50 per share; authorized shares - 40,000,000; issued and outstanding shares - 32,800,000 at March 31, 2008 and December 31, 2007	82,000	82,000
Additional paid-in capital	2,861,572	1,550,652
Accumulated other comprehensive income	125,487	154,236
Retained earnings	249,207	1,922,350

Total stockholder’s equity	3,318,266	3,709,238

Total liabilities and stockholder’s equity	$17,549,901	$15,178,470

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For The Three Months Ended March 31, 2008 and 2007

(Dollars in Thousands)

	Three Months Ended March 31,

	2008	2007
Revenues:
Financial Guarantee:
Gross premiums written	$161,832	$252,455
Ceded premiums written	(23,534)	(29,484)

Net premiums written	$138,298	$222,971

Net premiums earned	$191,788	$219,357
Net investment income	123,438	112,064
Net realized investment gains	22,212	440
Change in fair value of credit derivatives:
Realized gains and other settlements	16,973	14,884
Unrealized losses	(1,725,172)	(5,124)

Net change in fair value of credit derivatives	(1,708,199)	9,760
Other income	7,175	3,196
Financial Services:
Investment income	1,540	3,012
Net realized gains	3,605	—
Derivative products	(109,615)	7,208

Total revenues	(1,468,056)	355,037

Expenses:
Financial Guarantee:
Loss and loss expenses	1,042,761	11,422
Underwriting and operating expenses	49,031	36,376
Interest expense on variable interest entity notes	3,557	—
Financial Services:
Interest on payment agreements	1,030	2,464
Derivative products	1,264	1,295

Total expenses	1,097,643	51,557

(Loss) income before income taxes	(2,565,699)	303,480
Provision for income taxes	(934,083)	81,484

Net (loss) income	$(1,631,616)	$221,996

See accompanying Notes to Consolidated Unaudited Financial Statements

Ambac Assurance Corporation and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(Unaudited)

For The Three Months Ended March 31, 2008 and 2007

(Dollars in Thousands)

	2008		2007
Retained Earnings:
Balance at January 1	$1,922,350		$5,275,015
Adjustment to initially apply FASB Statement No. 157 and 159, pre-tax of $20,166	13,108		—
Net (loss) income	(1,631,616)	$(1,631,616)	221,996	$221,996

Dividends declared - common stock	(54,635)		(47,550)

Balance at March 31	$249,207		$5,449,461

Accumulated Other Comprehensive Income (Loss):
Balance at January 1	$154,236		$131,875
Adjustment to opening balance
Unrealized (losses) gains on securities, ($43,973) and ($12,972) pre-tax, in 2008 and 2007, respectively (1)		(28,582)		(8,432)
Foreign currency translation (loss) gain, ($257) and $483 pre-tax, in 2008 and 2007, respectively		(167)		314

Other comprehensive loss	(28,749)	(28,749)	(8,118)	(8,118)

Comprehensive (loss) income		$(1,660,365)		$213,878

Balance at March 31	$125,487		$123,757

Preferred Stock:
Balance at January 1 and March 31	$—		$—

Common Stock:
Balance at January 1 and March 31	$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$1,550,652		$1,508,828
Capital Contribution	1,310,706		—
Capital issuance costs	(3,260)		(887)
Employee benefit plans	6,616		20,371
Excess tax (cost) benefit related to share-based compensation	(3,142)		3,755

Balance at December 31	$2,861,572		$1,532,067

Total Stockholder’s Equity at December 31	$3,318,266		$7,187,285

(1) Disclosure of reclassification amount:
Unrealized holding losses arising during period	$(9,602)		$(8,013)
Less: reclassification adjustment for net securities gains included in net income	18,980		419

Net unrealized losses on securities	$(28,582)		$(8,432)

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

For The Three Months Ended March 31, 2008 and 2007

(Dollars in Thousands)

	Three Months Ended March 31,

	2008	2007
Cash flows from operating activities:
Net (loss) income	$(1,631,616)	$221,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	801	678
Amortization of bond premium and discount	4,718	5,761
Share based compensation	1,013	11,446
Current income taxes	(75,365)	70,031
Deferred income taxes	(864,863)	7,095
Deferred acquisition costs	15,840	(4,719)
Unearned premiums, net	(53,538)	3,749
Loss and loss expenses	1,007,095	11,041
Ceded reinsurance balances payable	(16,231)	804
Net mark-to-market losses (gains)	1,725,172	5,124
Net realized investment gains	(25,817)	(440)
Other, net	24,525	(30,331)

Net cash provided by operating activities	111,734	302,235

Cash flows from investing activities:
Proceeds from sales of bonds	1,119,942	10,408
Proceeds from maturities of bonds	95,914	170,382
Purchases of bonds	(1,662,621)	(460,954)
Change in short-term investments	(730,596)	33,864
Loans	(437)	(57)
Securities purchased under agreements to resell	—	(9,000)
Other, net	(3,436)	(371)

Net cash used in investing activities	(1,181,234)	(255,728)

Cash flows from financing activities:
Dividends paid	(54,635)	(47,550)
Capital contribution	1,310,706	—
Capital issuance costs	(3,260)	(887)
Payment agreements	(211,060)	(35)
Cash collateral payable	3,108	(1,728)
Excess tax (cost) benefit related to share-based compensation	(3,142)	3,755

Net cash provided by (used in) financing activities	1,041,717	(46,445)

Net cash flow	(27,783)	62
Cash at January 1	120,588	23,595

Cash at March 31	$92,805	$23,657

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$8,500	$784

Interest on payment agreements	$2,166	$2,142

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

(Dollars in thousands)

(1)	Background and Basis of Presentation

Ambac Assurance through its subsidiaries, provides financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac Assurance Corporation is a guarantor of public finance and structured finance obligations and, as of March 31, 2008, has been assigned triple-A financial strength ratings from Moody’s Investors Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”), and a double-A rating from Fitch, Inc. (“Fitch”). All of these financial strength ratings have a negative outlook. As a result these rating agency actions, as well as widespread disruption in the capital markets and investor concern with respect to Ambac Assurance’s financial position, Ambac Assurance has been able to write only a limited amount of new financial guarantee business since November 2007.

During the first quarter 2008, Ambac announced that it would discontinue writing new Financial Services business as part of its capital preservation strategy. The interest rate swap businesses will be run off.

Financial guarantee insurance provides an unconditional and irrevocable guarantee that protects the holder of a fixed income obligation against non-payment of principal and interest when due. Essentially, Ambac Assurance makes payment if the obligor responsible for making payments fails to do so. A bond guaranteed by Ambac Assurance receives the ratings mentioned above, typically resulting in lower financing costs for the issuer and generally makes the issue more marketable, both in the primary and secondary markets. Ambac Assurance’s financial strength ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement and any reduction in these ratings could have a materially adverse affect on Ambac Assurance’s ability to compete in the financial guarantee business. Ambac Assurance provides financial guarantees for bond issues and other forms of debt financing. As of March 31, 2008, Ambac Assurance’s net guarantees in force (principal and interest) were $815,048,784.

In 2008, Ambac Assurance has undertaken a review of all its Financial Guarantee businesses. In conducting this review, Ambac Assurance considered the risk exposure within each business (including management’s view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac Assurance’s franchise value and competitive advantages. As a result of this review, Ambac Assurance has:

•

Emphasized its global public finance business (including municipal finance, healthcare, infrastructure and global utilities) and refocused its structured finance business (including emphasizing government-guaranteed student loans, leasing & asset finance and structured insurance). Many of the above businesses have been subject to revised underwriting and risk management guidelines;

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

•

Discontinued underwriting certain structured finance businesses (domestic and international), including collateralized debt obligations and collateralized loan obligations, mortgage-backed securities, whole business securitizations, auto and credit cards and emerging market transactions;

•

Discontinued the execution of credit enhancement transactions in credit default swap format. However, Ambac Assurance may execute restructuring or hedging transactions in derivative format for purposes of mitigating losses and/or improving our position relative to existing credit exposures; and

•	Focused on reducing single risk concentrations across its portfolio.

On March 6, 2008, Ambac Assurance announced that it would suspend underwriting all structured finance business for six months in order to accumulate capital. For these purposes, “structured finance” is interpreted to exclude:

•	Global infrastructure, private finance initiative transactions and privatization transactions which finance essential infrastructure;

•

In the student loan sector, transactions issued by state and local government agencies and non profit issuers (transactions which finance student loan pools comprised of > 50% federally guaranteed loans); and

•	Ambac may execute transactions which restructure structured finance transactions for purposes of mitigating losses and/or improving its position relative to existing credit exposures.

Ambac Financial Group has also reduced the quarterly dividend payable on our common shares to $0.01 per share from $0.07 per share.

Ambac Assurance continues to work closely with its regulators and the rating agencies to address the credit issues within its portfolio and to preserve and grow the business franchise.

The accompanying consolidated unaudited interim financial statements have been prepared on the basis of U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets, liabilities revenues, expenses and disclosures of contingent assets and liabilities. Such estimates are used in connection with certain fair value measurements. Moreover, estimates are significant in determining the amounts of loss reserves for non-derivative insurance business. Current market conditions increase the risk and complexity of the judgments in estimates. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 2008 may not be indicative of the results that may be expected for the full year ending December 31, 2008. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Assurance and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29 2008 as Exhibit 99.01 to Ambac Financial Group Inc.’s Form 10-K.

The consolidated financial statements include the accounts of Ambac Assurance and all other entities in which Ambac Assurance has a controlling financial interest. All significant intercompany balances have been eliminated. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as special purpose entities (“SPEs”), through arrangements that do not involve controlling voting interests. Certain reclassifications have been made to prior period’s amounts to conform to the current period’s presentation.

(2)	Net Premiums Earned

Gross premiums are received either upfront (typical of public finance obligations), or in installments (typical of structured finance obligations). Up-front insurance premiums written are received for an entire bond issue, which may contain several maturities; and are recorded as unearned premiums. The premium is allocated to each bond maturity proportionately based on total principal amount guaranteed and is recognized as premiums on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized as premiums earned over each installment period, typically one year or less, on a straight-line basis. Premium earnings under both the upfront and installment revenue recognition methods are in proportion to the principal amount guaranteed and result in higher premium earnings during periods where guaranteed principal is higher. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

Premiums ceded to reinsurers reduce the amount of premiums earned by Ambac Assurance from its financial guarantee insurance policies. For both up-front and installment premiums, ceded premiums written are primarily recognized in earnings in proportion to and at the same time the related gross premium revenue is recognized. Prepaid reinsurance represents the portion of premiums ceded to reinsurers relating to unearned premiums ceded under reinsurance contracts.

As discussed in footnote 9, the accounting for premiums earned is subject to change.

(3)	Loss and Loss Expenses

Ambac Assurance’s financial guarantee insurance is a promise to pay scheduled interest and principal if the issuer of the insured obligation fails to meet its obligation. The loss reserve policy for financial guarantee insurance discussed in this footnote relates only to

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Ambac Assurance’s non-derivative insurance business. The policy for derivative contracts is discussed in footnote 4 “Derivative Contracts”. Losses and loss expenses are based upon estimates of the ultimate aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments. In most instances, claim payments are forecasted in advance of issuer default as a result of active surveillance of the insured book of business and observation of deterioration in the obligor’s credit standing. Based upon Ambac Assurance’s experience, claim payments become probable and estimable once the issuer’s credit profile has migrated to certain impaired credit levels. The trustee, on behalf of the insured party, named beneficiary, or custodian has the right to make a claim under Ambac Assurance’s financial guarantee insurance policy at the first scheduled debt service date of the defaulted obligation. As discussed in the last paragraph of this Note, the accounting for credit loss reserves is subject to change.

The liability for losses and loss expenses consists of active credit and case basis credit reserves. Active credit reserves are for probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or have defaulted, but have not been reported as of the reporting date. The establishment of reserves for exposures that have not yet defaulted is a common practice in the financial guarantee industry. However, Ambac Assurance is aware that there are differences in the specific methodologies applied by other financial guarantors in establishing such reserves. Ambac Assurance’s active credit reserve is based on management’s on-going review of the non-derivative financial guarantee credit portfolio. Active surveillance of the insured portfolio enables Ambac Assurance’s Surveillance Group to track credit migration of insured obligations from period to period and prepare an adversely classified credit listing. The active credit reserve is established only for adversely classified credits. The criteria for an exposure to be included on the adversely classified credit listing includes the deterioration of an issuer’s financial condition, underperformance of the underlying collateral (for collateral dependent transactions such as mortgage-backed securitizations), poor performance by the servicer of the underlying collateral and other adverse economic events or trends. The servicer of the underlying collateral of an insured securitization transaction is a consideration in assessing credit quality because the servicer’s performance can directly impact the performance of the related issue. For example, a servicer of a mortgage-backed securitization that does not remain current in its collection efforts could cause an increase in the delinquency and potential default of the underlying obligation.

The active credit reserve is established through a process that begins with estimates of probable losses inherent in the adversely classified credit portfolio. These estimates are based upon: (i) Ambac Assurance’s internal system of credit ratings, which are analogous to the risk ratings of the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severities; and (iv) the net par outstanding on the adversely classified credit. The loss severities and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac Assurance’s Portfolio Risk Management Committee. The Portfolio Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac. For certain

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

adversely-classified credit exposures, Ambac Assurance’s additional monitoring and loss remediation efforts may provide information relevant to the estimate of the active credit reserve.

Ambac Assurance may use market accepted software tools when a more precise view of expected claim payment cash flows can be derived. We have utilized this approach for residential mortgage-backed exposures. These tools, in conjunction with detailed data of the historical performance of the collateral pools, assists Ambac Assurance in the determination of certain assumptions, such as default and voluntary prepayment rates, which are needed in order to estimate the expected future net claim payments. Ambac Assurance discounts these estimated net claim payments using discount rates that approximate the average taxable equivalent yield on our investment portfolio.

Additional remediation activities applied to adversely classified credits can include various actions by Ambac Assurance. The most common actions include obtaining detailed appraisal information on collateral, more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. In estimating the active credit reserve Ambac Assurance uses relevant credit-specific information obtained from its remediation efforts to supplement the statistical approach discussed above. Senior management meets at least quarterly with the Surveillance Group to review the status of their work to determine the adequacy of Ambac Assurance’s loss reserves and make any necessary adjustments. Active credit reserves were $1,131,310 and $363,372 at March 31, 2008 and December 31, 2007, respectively. The active credit reserves at March 31, 2008 and December 31, 2007 were comprised of 52 credits with net par of $6,933,190 and 45 credits with net par outstanding of $6,512,515, respectively. Included in the calculation of active credit reserves at March 31, 2008 and December 31, 2007 was the consideration of $110,422 and $13,364, respectively, of reinsurance which would be due to Ambac Assurance from reinsurers, upon default of the insured obligation.

Case basis credit reserves are for losses on insured obligations that have defaulted. We believe our definition of case basis credit reserves differs from other financial guarantee industry participants. Upon the occurrence of a payment default, the related active credit reserve is transferred to case basis credit reserve. Additional provisions for losses upon further credit deterioration of a case basis exposure are initially recorded through the active credit reserve and subsequently transferred to case basis credit reserves. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expenses consider anticipated defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights. The estimate does not consider future installment premium receipts, as the likelihood of such receipts is remote. Consistent with the process to determine active credit reserves, Ambac Assurance discounts expected future net claim payments in determining case reserves using discount rates that approximate the average taxable equivalent yield on our investment portfolio.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Case basis credit reserves were $381,009 and $120,904 at March 31, 2008 and December 31, 2007, respectively. The discount rate applied to case basis credit reserves was 4.5% at March 31, 2008 and December 31, 2007. The case basis credit reserves at March 31, 2008 and December 31, 2007 were comprised of 17 and 13 credits, respectively, with net par outstanding of $2,203,930 and $1,359,415, respectively. Additionally, we have reinsurance recoverables on case basis credit reserves of $30,423 and $11,088 at March 31, 2008 and December 31, 2007, respectively.

Ambac Assurance provides information on the classification of its loss reserve between active credit reserve and case basis credit reserve for the purpose of disclosing the components of the total reserve that relate to exposures that have not yet defaulted and those that have defaulted. The total reserve (active credit and case basis) was $1,512,319 and $484,276 at March 31, 2008 and December 31, 2007, respectively. Due to the relatively small number and large size of certain insured obligations comprising the active and case basis credit reserves, improvements or further deterioration in any one credit may significantly impact our loss provision in a given period. The provision for losses and loss expenses in the accompanying Consolidated Statements of Operations represents the expense recorded to bring the total reserve to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio. Ambac Assurance’s management believes that the reserves for losses and loss expenses are adequate to cover the ultimate net cost of claims, but the reserves are based on estimates and there can be no assurance that the ultimate liability for losses will not exceed such estimates.

Our liabilities for credit losses are based in part on the short-duration accounting guidance in SFAS 60, “Accounting and Reporting by Insurance Enterprises.” The trustee (on behalf of the insured party), named beneficiary or custodian has a right to a claim payment under the financial guarantee insurance policy at the date of the first scheduled debt service payment of a defaulted security in the amount equal to the payment shortfall. We believe a loss event occurs for financial guarantee insurance products at the time the issuers’ financial condition deteriorates to an impaired credit status rather than at the time the insured party has a right to a claim payment. Because of this belief and the ambiguities discussed below in the application of SFAS 60 to the financial guarantee industry, Ambac Assurance does not believe that SFAS 60 alone provides sufficient guidance. As a result, Ambac Assurance supplements the guidance in SFAS 60 with the guidance in SFAS 5, “Accounting for Contingencies,” which calls for a loss to be accrued if it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Ambac Assurance also relies by analogy on EITF Issue 85-20, “Recognition of Fees for Guaranteeing a Loan,” which states that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS 5.

In management’s view, the accounting guidance noted above does not comprehensively address the attributes of financial guarantee insurance contracts, primarily due to the fact that SFAS 60 was developed prior to the maturity of the financial guarantee industry. Financial guarantee contracts have elements of long-duration insurance contracts in that they are generally irrevocable and extend over a period of time that may be 30 years or

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

more but are considered and reported for regulatory purposes as property and casualty insurance, normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue, deferred acquisition costs and contract liability recognition.

Ambac Assurance is aware that there are certain differences regarding the measurement of liabilities for credit losses among participants in the financial guarantee industry. Difficulties in applying the existing insurance accounting literature; such as the classification of the insurance contracts as either short-duration or long-duration to the attributes of financial guarantee insurance, different measurement models and assumptions utilized, regulatory guidance provided to certain entities, and the existence of accounting literature providing guidance with respect to liability recognition for loan guarantees are the reasons for differences among the industry participants.

In January and February of 2005, the Securities and Exchange Commission staff discussed with the financial guarantee industry participants differences in loss reserve recognition practices among those participants. In September 2005, the Financial Accounting Standards Board (“FASB”) added a project to its agenda to consider the accounting by financial guarantee insurers for claims liability recognition, premium recognition and deferred acquisition costs. The proposed guidance was issued on April 18, 2007 and the final guidance is expected to be issued in the second quarter of 2008.

(4)	Derivative Contracts

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 138, SFAS 149 and SFAS 155, establishes accounting and reporting standards for derivative instruments. All derivatives, whether designated for hedging relationships or not, are required to be recorded on the Consolidated Balance Sheets at fair value. When available, quotes from independent market sources are obtained for market value. However, when quotes are not available, Ambac uses internally developed valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and ratings on underlying referenced obligations, yield curves and tax-exempt interest ratios to determine the fair value a market participant would ascribe to the transaction. The valuation results from these models could differ materially from amounts that would actually be realized in the market. The fair value includes an adjustment for counterparty credit risk as well as consideration of Ambac’s own credit risk.

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Derivative Contracts Classified as Held for Trading Purposes:

Financial Guarantee Credit Derivatives:

Ambac Assurance sells credit protection by entering into credit default swap contracts (“CDS contracts”) with various financial institutions. In certain cases the Company purchases credit protection on a portion of the risk written, primarily from reinsurance companies. Management views these CDS contracts as part of its financial guarantee business, under which Ambac Assurance intends to hold its written and purchased positions for the entire term of the related contracts. These CDS contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. Changes in fair value are recorded in “Net change in fair value of credit derivatives” on the Consolidated Statement of Operations. The “realized gains (losses) and other settlements” component of this income statement line includes i) premiums received and receivable on written CDS contracts, ii) premiums paid and payable on purchased CDS contracts, iii) losses paid and payable on written CDS contracts for the appropriate accounting period and iv) losses recovered and recoverable on purchased CDS contracts for the appropriate accounting period. Losses paid and payable and losses recovered and recoverable reported in “realized gains (losses) and other settlements” include those arising only after a credit event that requires a payment under the contract terms has occurred. The “unrealized gains (losses)” component of this income statement line includes all other changes in fair value. Refer to Note 8 for a detailed description of the components of our CDS contracts fair value.

Financial Services Derivative Products:

Ambac Assurance, through its subsidiary Ambac Financial Services, provided interest rate and currency swaps to states, municipalities and their authorities, asset-backed issuers and other entities in connection with their financings. Ambac Capital Services entered into total return swaps with professional counterparties. Total return swaps are primarily referenced to fixed income obligations, which meet Ambac Assurance’s financial guarantee credit underwriting criteria. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of “Derivative Product” revenue in the accompanying Consolidated Statements of Operations.

(5)	Income Taxes

On January 1, 2007, Ambac adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, which provides a framework to determine the appropriate level of tax reserves for uncertain tax positions. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. Ambac’s liability for unrecognized tax benefits was not impacted as a result of the adoption of FIN 48.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Ambac files a consolidated Federal income tax return with its subsidiaries. Ambac and its subsidiaries also file separate or combined income tax returns in various states, local and foreign jurisdictions.

The following are the major jurisdictions in which Ambac and its affiliates operate and the earliest tax years subject to examination:

Jurisdiction	Tax Year
United States	2005
New York State	2005
New York City	2000
United Kingdom	2005

As of March 31, 2008 and December 31, 2007, the liability for unrecognized tax benefits is approximately $74,600 and $84,100, respectively. Included in these balances at March 31, 2008 and December 31, 2007 are $22,800 and $32,300 respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate. During the three months ended March 31, 2008, federal tax reserves related to the unrecognized tax benefits decreased by $10,500 for issues that no longer warrant a tax reserve after a settlement for the years 2001 through 2004.

Ambac accrues interest and penalties related to unrecognized tax benefits in the provision for income taxes. During the three months ended March 31, 2008 and 2007 Ambac recognized interest of approximately $1,000 and $630, respectively. Ambac had approximately $5,900 and $4,900 for the payment of interest accrued at March 31, 2008 and December 31, 2007, respectively.

Ambac continues to believe that no valuation allowance is necessary in connection with the deferred tax asset. It is more likely that the amortization of the unearned premium reserve, collection of future installment premiums on contracts already written, and income from the investment portfolio will generate sufficient taxable income to realize the deferred tax asset that currently exists. However, Ambac will continue to analyze the need for a valuation allowance on a quarterly basis. Since there is a limit to both the character and the amount of projected future income and Ambac is approaching that limit, there can be no assurances with regards to whether a valuation allowance will be needed in future quarters.

(6)	Special Purpose and Variable Interest Entities

Ambac Financial Group has involvement with special purpose entities, including VIEs in the following ways. First, Ambac Assurance is a provider of financial guarantee insurance for various debt obligations issued by various entities, including VIEs. Second, Ambac Financial

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

group has sponsored two special purpose entities that issue MTNs to fund the purchase of certain financial assets. As discussed in detail below, these Ambac Financial Group-sponsored special purpose entities are considered QSPEs. Lastly, Ambac Assurance is an investor in asset-backed securities issued by VIEs, and, in one transaction, has a beneficial interest in a VIE that purchases fixed rate municipal bonds with proceeds from the issuance of floating rate short term beneficial interests as discussed in detail below. This VIE was substantially liquidated in the first quarter of 2008 and as a result Ambac recognized $3,604 in realized gains.

Financial Guarantees:

Ambac Assurance provides financial guarantees in respect of assets held or debt obligations of special purpose entities, including VIEs. Ambac Assurance’s primary variable interest exists through this financial guarantee insurance or credit derivative contract. The transaction structure provides certain financial protection to Ambac Assurance. This financial protection can take several forms; however, the most common are over-collateralization, first loss and excess spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac Assurance. In the case of first loss, the financial guarantee insurance policy only covers a senior layer of losses on assets held or debt issued by special purpose entities, including VIEs. The first loss with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the securitized assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the related debt; such excess cash flow is applied to redeem debt, thus creating over-collateralization. Ambac Assurance’s maximum exposure under these financial guarantee insurance and credit derivative contracts are included within “Guarantees Inforce”, primarily related to the structured and international finance market sectors.

As of March 31, 2008, Ambac Assurance is the primary beneficiary and therefore consolidated a VIE under one transaction as a result of providing a financial guaranty. The VIE is a bankruptcy remote special purpose financing entity created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac Assurance is not primarily liable for the debt obligations of the VIE. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac Assurance’s creditors do not have rights with regard to the assets of the VIE.

Proceeds from the note issuance of the VIE were used to extend loans to universities in the United Kingdom. The financial reports of this VIE are prepared by an outside trustee and are not available within the time constraints Ambac Assurance requires to ensure the financial accuracy of the operating results. As such, the financial results of the VIE are consolidated on a one quarter lag. Total long-term debt outstanding under this note issuance was $272,520 and $280,651 with a maturity date of December 7, 2047 and a fixed rate of interest of 5.32% at March 31, 2008 and December 31, 2007, respectively. Ambac Assurance is subject to potential consolidation of an additional $735,153 of assets and liabilities in connection with future utilization of the VIE.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

The following table provides supplemental information about the combined assets and liabilities associated with the VIE discussed above. The assets and liabilities of the VIE are consolidated into the respective Balance Sheet captions.

	At March 31, 2008	At December 31, 2007
Assets:
Cash	$1,296	$1,354
Investment income due and accrued	1,632	5,431
Loans	258,069	265,748
Other assets	12,564	13,049

Total assets	$273,561	$285,582

Liabilities:
Accrued interest payable	$957	$4,756
Long-term debt	272,520	280,651
Other liabilities	84	175

Total liabilities	273,561	285,582

Stockholders’ equity:	—	—

Total liabilities and stockholders’ equity	$273,561	$285,582

Qualified Special Purpose Entities:

A subsidiary of Ambac Financial Group has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of QSPEs in accordance with SFAS 140. QSPEs are not subject to the requirements of FIN 46(R) and accordingly are not consolidated in Ambac Financial Group’s or Ambac Assurance’s financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of March 31, 2008, there have been 15 individual transactions processed through the QSPEs of which 9 are outstanding. In each case, Ambac Financial Group sold fixed income debt obligations to the QSPEs. These transactions are true sales based upon the

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac Financial Group to repurchase or redeem assets of the QSPE. Additionally, Ambac Financial Group’s creditors do not have any rights with regards to the assets of the QSPEs. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are contractually limited to purchasing assets from Ambac Financial Group, issuing MTNs to fund such purchase, executing derivative hedges and obtaining financial guarantee policies with respect to indebtedness incurred. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued and/or the related derivative contracts. As of March 31, 2008, Ambac Assurance had financial guarantee insurance policies issued for all assets, MTNs and derivative contracts owned and outstanding by the QSPEs.

Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

There were no assets sold to the QSPEs during the three months ended March 31, 2008 and the year ended December 31, 2007. As of March 31, 2008, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities of the QSPEs was $2,021,631, $1,929,661 and $149,884 respectively. When market quotes are not available, fair values are based on internal valuation models, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $1,424 and $1,578 for the three months ended March 31, 2008 and 2007, respectively. Ambac Financial Group also received fees for providing other services amounting to $49 and $56 for the three months ended March 31, 2008 and 2007, respectively.

Ambac Assurance has elected to account for its equity interest in the QSPEs at fair value under SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. Ambac Financial Group previously accounted for its equity interest in the QSPEs using the equity method of accounting in ABP Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. We believe that the fair value of these investments in these QSPEs provides for greater transparency for recording profit or loss as compared to the equity method. Ambac Assurance reported an after-tax $77 cumulative-effect adjustment benefit to the opening balance of retained earnings as a result of the re-measurement to fair value. At March 31, 2008 the fair value of the QSPEs is $149 and is reported within Other Assets within the Consolidated Balance Sheets. The change in fair value of the QSPEs for the three months ended March 31, 2008 is $6 and is included within Net Realized Investment Gains on the Consolidated Statement of Operations.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

The following table shows the asset categories, weighted-average rating and weighted-average life of the financial assets in the QSPEs at March 31, 2008:

	Estimated Fair Value	Weighted Average Rating	Weighted Average Life
Asset-backed securities	$1,290,931

Utility obligations	730,700

Total	$2,021,631	A-	6	(1)

(1)	The MTN liabilities have the same weighted-average life as the financial assets.

VIE Beneficial Interest:

Ambac Assurance owns a beneficial interest in a special purpose entity that meets the definition of a VIE. This entity has issued floating rate beneficial interests to investors and invested the proceeds in fixed rate municipal debt securities. These beneficial interests are directly secured by the related municipal debt securities. Ambac Assurance is the primary beneficiary of this entity as a result of its beneficial interest. The fixed rate municipal debt securities, which are reported as Investments in fixed income securities, at fair value on the Consolidated Balance Sheets, were $37,872 and $256,546 as of March 31, 2008 and December 31, 2007, respectively. The beneficial interests issued to third parties, reported as Obligations under investment and payment agreements on the Consolidated Balance Sheets, were $37,482 and $250,806 as of March 31, 2008 and December 31, 2007, respectively. Under the terms of these beneficial interests, the investors have the contractual right to redeem their investment at any time, with five business days notice. As of March 31, 2008 and December 31, 2007, the interest rates on these beneficial interests ranged from 1.22% to 3.18% and from 3.19% to 4.06%, respectively.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

(7)	Segment Information

Ambac Assurance has two reportable segments, as follows: (1) Financial Guarantee, which provides financial guarantees (including credit derivatives) for public finance, structured finance and other obligations; and (2) Financial Services, which provide funding conduits, interest rate, total return and currency swaps, principally to clients of the financial guarantee business, which includes municipalities and other public entities, health care organizations, investor-owned utilities and asset-backed issuers. As described in Note 1, Ambac has curtailed its activities on a going-forward basis in certain sectors of Financial Guarantee and has determined to discontinue writing new Financial Services business (except where new transactions hedge or mitigate risks). Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

Intersegment revenues include the premiums earned under those agreements. Ambac Assurance guarantees swap obligations and receives dividends from its Financial Services subsidiaries. Such premiums are determined as if they were premiums to third parties, that is, at current market prices.

The following tables summarize the financial information by reportable segment as of and for the months ended March 31, 2008 and 2007:

(Dollars in thousands) Three months ended March 31,	Financial Guarantee	Financial Services	Intersegment Eliminations	Consolidated

2008:
Revenues:
External customers	$(1,363,586)	$(104,470)	$—	$(1,468,056)
Intersegment	619	—	(619)	—

Total revenues	$(1,362,967)	$(104,470)	$(619)	$(1,468,056)

Income before income taxes:
External customers	$(2,458,935)	$(106,674)	$—	$(2,565,699)
Intersegment	1,486	(1,486)	—	—

Total income before income taxes	$(2,457,449)	$(108,250)	$—	$(2,565,699)

Total assets	$16,162,083	$1,387,818	$—	$17,549,901

2007:
Revenues:
External customers	$344,817	$10,220	$—	$355,037
Intersegment	807	—	(807)	—

Total revenues	$345,624	$10,220	$(807)	$355,037

Income before income taxes:
External customers	$297,019	$6,461	$—	$303,480
Intersegment	1,474	(1,474)	—	—

Total income before income taxes	$298,493	$4,987	$—	$303,480

Total assets	$10,868,478	$1,359,594	$—	$12,228,072

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

The following table summarizes gross premiums written, net premiums earned and the net change in fair value of credit derivatives included in the Financial Guarantee segment by location of risk for the three months ended March 31, 2008 and 2007:

(Dollars in thousands)	Three Months 2008			Three Months 2007
	Gross Premiums Written	Net Premiums Earned	Net change in fair value of credit derivatives	Gross Premiums Written	Net Premiums Earned	Net change in fair value of credit derivatives
United States	$98,059	$143,690	$(1,277,824)	$200,169	$168,069	$5,127
United Kingdom	32,221	17,841	(5,754)	17,472	18,365	198
Other international	31,552	30,257	(424,621)	34,814	32,923	4,435

Total	$161,832	$191,788	$(1,708,199)	$252,455	$219,357	$9,760

(8)	Fair Value Measurements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies to amounts measured at fair value under other accounting pronouncements that require or permit fair value measurements. SFAS 157 supersedes certain accounting guidance, which prohibited the recognition of day one gains on certain derivative transactions. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The provisions of SFAS 157 are to be applied prospectively, except that any remaining reserves for day one gains will be reflected as a cumulative effect adjustment to the opening balance of retained earnings. Ambac Assurance adopted SFAS 157 as of the beginning of 2008. The transition adjustment to beginning retained earnings was an after-tax gain of $13,031.

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Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

The carrying amount and estimated fair value of Ambac Assurance’s financial instruments are presented below:

	As of ,
	March 31, 2008		December 31, 2007
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$10,864	$10,864	$10,384	$10,384
Fixed income securities pledged as collateral	113	113	89	89
Short-term investments	1,070	1,070	319	319
Short-term investments pledged as collateral	—	—	21	21
Other investments	13	13	13	13
Cash	93	93	121	121
Investment income due and accrued	122	122	146	146
Loans	269	269	277	277
Derivative assets	1,264	1,264	990	990
Financial liabilities:
Obligations under payment agreements	37	37	248	248
Derivative liabilities	9,006	9,006	6,938	6,938
Liability for net financial guarantees written	4,186	5,014	3,237	4,495

Fair value Hierarchy:

SFAS 157 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company-based market assumptions. In accordance with SFAS 157, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

• Level 1	–	Quoted prices for identical instruments in active markets.

• Level 2	–	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

• Level 3	–	Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available.

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Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

Determination of Fair Value:

When available, the Company generally uses quoted market prices to determine fair value, and classifies such items within Level 1. Because many fixed income securities do not trade on a daily basis, pricing sources apply available information through processes such as matrix pricing to calculate fair value. In those cases the items are classified within Level 2. If quoted market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based or independently-sourced market parameters. Items valued using internally generated models are classified according to the lowest level input or value driver that is most significant to the valuation. Thus, an item may be classified in Level 3 even though there may be significant inputs that are readily observable.

Ambac Assurance’s financial instruments are mainly comprised of investments in fixed income securities and derivative contracts.

Fixed Income Securities:

Investments in fixed income securities are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS 115 requires that all debt instruments and certain equity instruments be classified in Ambac Assurance’s balance sheet according to their purpose and, depending on that classification, be carried at either cost or fair market value. The fair values of fixed income investments are based primarily on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. For those fixed income investments where quotes were not available, fair values are based on internal valuation models. Key inputs to the internal valuation models include maturity date, coupon and generic yield curves for industry and credit rating characteristics that closely match those characteristics of the specific investment securities being valued. At March 31, 2008, approximately 3%, 94% and less than 1% of the investment portfolio was valued using dealer quotes, alternative pricing sources with reasonable levels of price transparency and internal valuation models, respectively. Approximately 3% of the investment portfolio, which represents short-term money market funds, was valued based on amortized cost. Valuation results, particularly those derived from valuation models and quotes on certain mortgage and asset-backed securities, could differ materially from amounts that would actually be realized in the market.

Derivative Instruments:

Ambac Assurance’s exposure to derivative instruments is created through interest rate, currency, total return and credit default swaps. These contracts are accounted for at fair value under SFAS 133 “Accounting for Derivative Instruments and Certain Hedging Activities,” as amended (“SFAS 133”). Fair value is determined based upon market quotes from independent sources, when available. When independent quotes are not available, fair value is determined

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Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

using valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and ratings on underlying referenced obligations, yield curves and tax-exempt interest ratios. Under SFAS 157, Ambac Assurance is required to consider its own credit risk when measuring the fair value of derivative and other liabilities for which fair value accounting has been elected.

As described further below, certain valuation models also require inputs that are not readily observable in the market.

Ambac Assurance uses both vendor-developed and proprietary models, based on the complexity of transactions. The selection of a model to value a derivative depends on the contractual terms of, and specific risks inherent in the instrument as well as the availability of pricing information in the market. For derivatives that are less complex and trade in liquid markets, such as interest rate and currency swaps, we utilize vendor-developed models. For derivatives that do not trade, or trade in less liquid markets such as credit derivatives on collateralized debt obligations and total return swaps, a proprietary model is used because such instruments tend to be unique, contain complex or heavily modified and negotiated terms, and pricing information is not readily available in the market. These models and the related assumptions are continuously re-evaluated by management and enhanced, as appropriate, based on improvements in modeling techniques.

Fair value of Ambac Assurance’s credit default swaps (CDS) is determined using internal valuation models and represents the net present value of the difference between the fees Ambac Assurance originally charged for the credit protection and our estimate of what a financial guarantor of comparable credit worthiness would hypothetically charge to provide the same protection at the balance sheet date. Ambac Assurance competes in the financial guarantee market, which differs from the credit markets where Ambac Assurance insured obligations may trade. As financial guarantor, Ambac Assurance assumes only credit risk; we do not assume liquidity risk or other risks and costs inherent in direct ownership of the underlying reference securities. Additionally, as a result of obtaining the investor’s control rights, financial guarantors generally have the ability to actively remediate the credit, potentially reducing the loss given a default. Financial guarantee contracts, including CDS, issued by Ambac Assurance and its competitors are typically priced to capture some portion of the spread that would be observed in the capital markets for the underlying (insured) obligation, with minimum pricing constrained by objective estimates of expected loss and financial guarantor required rates of return. Such pricing is well established by historical financial guarantee fees relative to capital market spreads as observed and executed in competitive markets, including in financial guarantee reinsurance and secondary market transactions. Because of this relationship and in the absence of severe credit deterioration, changes in the fair value of our credit default swaps (both unrealized gains and losses) will generally be less than changes in the fair value of the underlying reference obligations.

Key variables used in our valuation of credit derivatives on collateralized debt obligations include the balance of unpaid notional, expected term, fair values of the underlying reference obligations, reference obligation credit ratings, assumptions about current financial

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

guarantee CDS fee levels relative to reference obligation spreads, Ambac Assurance’s credit spread as observed in the credit default swap market and other factors. Notional balances, expected remaining term and reference obligation credit ratings are monitored and determined by Ambac Assurance’s surveillance group. Fair values of the underlying reference obligations are obtained from broker quotes when available, or are derived from other market indications such as new issuance spreads and quoted values for similar transactions. Ambac Assurance’s CDS fair value calculations are adjusted for increases in expected loss on the reference obligations and observable changes in financial guarantee market pricing. If no adjustment is considered necessary Ambac Assurance maintains the same percentage of the spread demanded in the market for the reference obligation as existed at the inception of the CDS. Therefore, absent changes in expected loss on the reference obligations or financial guarantee CDS market pricing, the financial guarantee CDS fee used for a particular contract in Ambac Assurance’s fair value calculations represent a consistent percentage, period to period, of the spread (over Libor) determinable from the reference obligation value at the balance sheet date. This results in a CDS fair value balance that fluctuates in proportion with the reference obligation value.

When reference obligations experience credit deterioration, there is an increase in the probability of default on the obligation and therefore an increase in expected loss. The effects of credit deterioration on financial guarantee CDS fees are not readily observable in the market. Ambac Assurance reflects the effects of changes in expected loss on the fair value of its CDS contracts by increasing the percentage of the reference obligation spread which would be captured as a CDS fee at the valuation date, resulting in a higher mark-to-market loss on our CDS relative to any price decline on the reference obligation. The fundamental assumption is that financial guarantee CDS fees will increase relative to reference obligation spreads as the underlying credit quality of the reference obligation deteriorates and approaches payment default. The factors used to increase the percentage of reference obligation spread captured in the CDS fee are based on recent rating agency probability of default percentages determined by management to be appropriate.

In addition, when there are sufficient numbers of new transactions to indicate a general change in market pricing trends for CDS on a given asset class, management will adjust its assumptions about the percentage of reference obligation spreads captured as CDS fees to match the current market. No such adjustments were made in 2008 and 2007.

Key variables which impact the “Realized gains and other settlements” component of “Net change in fair value of credit derivatives” in the consolidated statement of operations are the most readily observable variables since they are based solely on the CDS contractual terms and cash settlements. Those variables include i) net premiums received and receivable on written CDS contracts and ii) net premiums paid or payable on purchased contracts. The remaining key variables described above impact the “Unrealized losses” component of “Net change in fair value of credit derivatives. The net par outstanding of Ambac Assurance’s CDS contracts is $62,391,029 and $64,988,211 at March 31, 2008 and December 31, 2007 respectively. The remaining average life of these contracts at March 31, 2008 was 4.8 years.

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

The following table sets forth Ambac Assurance’s financial assets and liabilities that were accounted for at fair value as of March 31, 2008 by level within the fair value hierarchy. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Financial Guarantees:

Fair value of net financial guarantees written represents our estimate of the cost to Ambac Assurance to completely transfer its insurance obligation to another financial guarantor of comparable credit worthiness. In theory, this amount should be the same amount that another financial guarantor of comparable credit worthiness would hypothetically charge in the market place, on a present value basis, to provide the same protection as of the balance sheet date.

This fair value estimate of financial guarantees is presented in the above table on a net basis and includes direct contracts written, which represent our liability, net of ceded reinsurance contracts, which represent our asset. The fair value estimate of direct contracts written is based on the sum of the present values of (i) unearned premium reserves; (ii) loss and loss expense reserves; and (iii) estimated future installment premiums. The fair value estimate of ceded reinsurance contracts is based on the sum of the present values of (i) prepaid reinsurance, net of ceding commissions (ii) reinsurance recoverables on losses; and (iii) estimated future installment premiums ceded, net of ceding commissions.

Under our current financial guarantee model, the key variables are par amounts outstanding (including future periods for the calculation of future installment premiums), expected term, discount rate, and expected net loss and loss expense payments. Net par outstanding is monitored by Ambac Assurance’s surveillance group. Estimates of future installment premiums received and ceded are based on contractual premium rates and estimates of the expected terms of these contracts. With respect to the discount rate, FAS 157 requires that the nonperformance risk of a financial liability be included in the estimation of fair value. This nonperformance risk would include considering Ambac Assurance’s own credit risk in the fair value of financial guarantees we have issued, thus the estimated fair value for direct contracts written was discounted at LIBOR plus Ambac Assurance’s current credit spread. As Ambac Assurance adopted FAS 157 effective January 1, 2008, this nonperformance risk was not incorporated into the financial guarantee fair value estimate reported in Ambac’s December 31, 2007 10-K. Please refer to Note 3, Loss and Loss Expenses, for additional information on factors which influence our estimate of loss and loss expenses. The estimated fair value of ceded reinsurance contracts factors in any adjustments related to the counterparty credit risk we have with reinsurers.

There are a number of factors that severely limit our ability to accurately estimate the fair value of our financial guarantees. The first limitation is the lack of observable pricing data points as a result of the current disruption in the credit markets and recent rating agency actions, both of which have significantly limited the amount of new financial guarantee business written by Ambac Assurance. Additionally, the fair value concepts of FAS 157, as they relate to valuing liabilities, requires a company to consider the cost to completely transfer its obligation to another party of comparable credit worthiness. However, our primary insurance obligation is irrevocable and thus there is no established active market for transferring such obligations. Finally, as a result of the breadth, volume and geographic diversification of our financial guarantee exposures, we may need to enhance our model to more accurately incorporate other key variables that may influence the fair value estimate. Variables currently being considered which are not incorporated in our current fair value estimate of financial guarantees include the credit spreads of the underlying insured obligations, the underlying ratings of those insured obligations and assumptions about current financial guarantee premium levels relative to the underlying insured obligations’ credit spreads. We will continue to refine the financial guarantee valuation model over the course of 2008 as necessary.

The following table sets forth Ambac Assurance’s financial assets and liabilities that were accounted for at fair value as of March 31, 2008 by level within the fair value hierarchy. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Level 1	Level 2	Level 3	Total
Financial assets:
Fixed income securities	$320,610	$10,655,831	$—	$10,976,441
Short-term investments	1,070,364	—	—	1,070,364
Other investments (1)	2,787	—	—	2,787
Cash	92,805	—	—	92,805
Derivative assets	—	1,100,716	163,543	1,264,259
Other assets	—	149	—	149
Total financial assets	1,486,566	11,756,696	163,543	13,406,805
Financial liabilities:
Derivative liabilities	—	1,299,344	7,706,194	9,005,538
Total financial liabilities	—	1,299,344	7,706,194	9,005,538

(1)	Excludes a $10,000 investment which is carried in the Consolidated Balance Sheets at cost

The following table presents the changes in the Level 3 fair value category for the three months ended March 31, 2008. Ambac Assurance classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly. Thus, the gains and losses presented below include changes in the fair value related to both observable and unobservable inputs.

Level- 3 financial assets and liabilities accounted for at fair value
Three months ended March 31, 2008
Balance, beginning of period	$(5,766,041)
Total gains/(losses)(realized and unrealized):
Included in earnings	(1,754,319)
Included in other comprehensive income	—
Purchases, issuances and settlements	(22,291)
Transfers in and/or out of level 3	—

Balance, end of period	$(7,542,651)

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

	Realized gains and other settlements on credit derivative contracts	Unrealized losses on credit derivative contracts	Derivative products revenues
Gains and losses (realized and unrealized) relating to Level 3 assets and liabilities included in earnings for the period are reported as follows:
Total gains or losses included in earnings for the period	$16,245	$(1,723,038)	$(47,526)
Change in unrealized gains or losses relating to the assets still held at the reporting date	16,241	(1,723,038)	(43,785)

(9)	Future Application of Accounting Standards

On April 18, 2007, the FASB issued an Exposure Draft (“ED”) for a proposed SFAS “Accounting for Financial Guarantee Insurance Contracts”, an interpretation of SFAS 60, “Accounting and Reporting by Insurance Enterprises”. The ED clarifies how SFAS 60 applies to financial guarantee insurance contracts issued by insurance enterprises, including the methodology to account for premium revenue and claim liabilities. The comment period for the ED ended on June 18, 2007 and the final Statement is expected to be issued in the second quarter of 2008. The final Statement shall be applied to existing and future financial guarantee insurance contracts. The cumulative effect of initially applying this final Statement will be recorded as an adjustment to the opening balance of retained earnings for that fiscal year.

In December 2007, the FASB issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements”. SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for the non-controlling interest in subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141R, “Business Combinations”. Among other things, SFAS 160 requires that non-controlling interests be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. In addition, the amount of consolidated net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the face of the consolidated statement of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. An entity must recognize the effect of applying SFAS 160 prospectively, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively. Ambac Assurance will adopt the provisions of SFAS 160 on January 1, 2009. The adoption of SFAS 160 will not have a material effect on Ambac Assurance’s financial statements.

On March 19, 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, and is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early application encouraged. Ambac will

Ambac Assurance Corporation and Subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(Dollars in thousands)

adopt SFAS 161 on January 1, 2009. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not affect Ambac Assurance’s financial condition, results of operations or cash flows.